Exhibit 99.1

NEWS Contact: Robert T. Traub Vice President, General Counsel and Corporate Secretary traubr@quakerchem.com T. 610.832.4271

For Release: Immediate

QUAKER CHEMICAL CORPORATION ANNOUNCES UPCOMING RETIREMENTS

OF PATRICIA C. BARRON AND JOSEPH B. ANDERSON, JR. AS DIRECTORS

AND THE APPOINTMENTS OF FAY WEST AND WILLIAM H. OSBORNE

AS NEW BOARD MEMBERS

CONSHOHOCKEN, PA (February 24, 2016) – Quaker Chemical Corporation (NYSE: KWR) today announced that, following 27 years of meritorious service on the Board of Directors, Patricia C. Barron will retire upon completion of her current term as a Director at Quaker’s annual meeting of shareholders in May of 2016, having reached mandatory Board member retirement age. Michael F. Barry, Chairman, Chief Executive Officer and President, commented, “On behalf of Quaker, I want to thank Tosh for her significant contributions and dedicated service. Her guidance as our Lead Director and her broad experience in strategy, research and development, risk assessment and other disciplines have been instrumental to our Company. She has been a valued member of the Board and various Committees and has served as our Lead Director. We wish her the best in her retirement.”

Quaker also announced that, following 24 years of meritorious service on the Board of Directors, Joseph B. Anderson, Jr. will retire upon completion of his current term as a Director at Quaker’s annual meeting of shareholders in May of 2016, having reached mandatory Board member retirement age. Speaking of Mr. Anderson, Mr. Barry said, “Again on behalf of Quaker, I want to thank Joe for his significant contributions and similarly dedicated service. His deep knowledge of management and operational issues, particularly those servicing the automobile industry, have been vital to Quaker’s growth. He has been a valued member of the Board and the Committees on which he has served and we wish him the best in his retirement.”

Quaker further announced the appointments, effective February 24, 2016, of Fay West and William H. Osborne to Quaker’s Board. Ms. West is currently the Senior Vice President and Chief Financial Officer of SunCoke Energy, Inc. (NYSE: SXC). SunCoke Energy is the largest producer of coke in the Americas, with 50 years of experience supplying coke to the integrated steel industry. Ms. West joined SunCoke Energy Partners in 2011 as Vice President and Controller and was appointed as Senior Vice President and Chief Financial Officer of SunCoke Energy in 2014. Ms. West joined SunCoke from United Continental Holdings where she was the Assistant Controller. Prior to that, Ms. West was Vice President, Accounting and Financial Reporting at PepsiAmericas and also served as Vice President and Controller of GATX Rail Company. Ms. West holds a B.S. in accounting from DePaul University and is a Certified Public Accountant.

Mr. Osborne is currently the Senior Vice President of Global Manufacturing and Quality at Navistar International Corporation (NYSE: NAV) having assumed this role in 2013. Prior to this role, he was the Senior Vice President of Custom Products at Navistar, Inc. since 2011 and was also a member of Navistar’s Board of Directors from August of 2009 through April of 2011. Navistar International is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, proprietary diesel engines, and IC Bus™ brand school and commercial buses. Prior to his career at Navistar, he was the President and Chief Executive Officer at Federal Signal Corporation, a diversified manufacturer of safety and security products from 2008-2010 and was also a Federal Signal Board member. Previous to that, he spent more than three decades at the Ford Motor Company in a number of senior-level positions, including President and CEO of Ford Australia and Ford Canada. Prior to his career at Ford, Mr. Osborne held various engineering positions with both General Motors and the Chrysler Corporation and holds a B.S. in Mechanical Engineering from Kettering University, an M.S. in Mechanical Engineering from Wayne State University and an M.B.A. from the Booth School of Business at the University of Chicago.

Mr. Barry said, “We are extremely pleased that Fay West and Bill Osborne are joining our Board at this exciting time in our history and bringing with them global finance, accounting, global operations and management experience, especially in the steel and automotive industries. Ms. West’s extensive accounting and finance experience throughout her career and her experience with SunCoke Energy in supporting global steel manufacturers and producers will be invaluable to Quaker given our leading position in serving the steel industry.” He further remarked, “Mr. Osborne’s vast international operating and management experience with Navistar, Federal Signal, Ford, General Motors and Chrysler will be vital as we continue to grow and further enhance our portfolio of metalworking, coating, and grease products and dedicated services for the automobile and industrial markets worldwide and makes him an ideal addition as we continue to build shareholder value and grow Quaker’s presence globally.”

Quaker Chemical is a leading global provider of process fluids, chemical specialties, and technical expertise to a wide range of industries, including steel, aluminum, automotive, mining, aerospace, tube and pipe, cans, and others. For nearly 100 years, Quaker has helped customers around the world achieve production efficiency, improve product quality, and lower costs through a combination of innovative technology, process knowledge, and customized services. Headquartered in Conshohocken, Pennsylvania USA, Quaker serves businesses worldwide with a network of dedicated and experienced professionals whose mission is to make a difference.